Exhibit 99.1

Exelon’s Utilities Select Opower for Innovative Analytics and Engagement Services to Enhance Service

and Reduce Costs for Customers

BGE, ComEd and PECO to use Opower customer programs

ARLINGTON, Va., February 29, 2016 – Opower (NYSE: OPWR), the global leader in cloud-based software for the utility industry, announced today that it has been selected by utilities of Exelon Corporation, the nation’s leading competitive energy provider, to bring a comprehensive set of analytics and customer engagement services to its family of utilities, including BGE in central Maryland, ComEd in northern Illinois and PECO in southeastern Pennsylvania.

“Each of the Exelon utilities has a deep commitment to exceeding the needs of its customers,” said Carim Khouzami, Exelon senior vice president and chief integration officer, who leads an enterprise-wide effort to harness data to provide smarter energy services to customers. “We are excited about this work with Opower, the new services it will help us provide our customers, and the potential of advanced data and analytics to help our customers save even more energy and money.”

The agreement is part of a larger initiative by the Exelon utilities to use analytics to increase efficiency, reduce costs for customers and transform the customer experience.

Subject to regulatory review and approval, Opower will deliver a comprehensive set of web tools and proactive alerts to as many as 6.7 million customers of Exelon’s utilities. The company also will support energy efficiency programs for more than 3 million Exelon utility households, and will continue to support industry-leading Behavioral Demand Response (Peak Time Rebate/Peak Time Savings) programs for customers in central Maryland and northern Illinois.

Opower will also work with partners FirstFuel and Olivine to extend services to small and medium-sized businesses and commercial and industrial customers across Exelon’s utilities to give each utility a single view of analytics for residential, business and commercial customers across the areas they serve.

The Opower tools deliver personalized information and tips with the potential to help customers save energy and money, and help utilities increase program participation and meet energy reduction goals. The tools are powered by Opower’s big data analytics engine, which has processed more than 500 billion meter reads to date — more residential energy data than any other company.

“BGE, ComEd and PECO are among the most innovative utilities in the world,” said Opower CEO Dan Yates. “We’re thrilled to extend and expand our relationship with the Exelon utilities and to continue to innovate with them in ways that will deliver great value to these businesses and their customers.”

About Opower

Opower (NYSE: OPWR) is an enterprise software company that helps utilities elevate the customer experience. Energy providers use Opower’s customer engagement platform to deliver proactive, digital communications that raise customer satisfaction, manage energy demand, and lower service costs. Opower’s software is deployed to 100 utilities worldwide and reaches more than 60 million homes and businesses. For more information, please visit www.opower.com and follow us on Twitter at @Opower.

Forward-looking Statements

This release contains forward-looking statements, including statements regarding benefits from the use of Opower’s solutions. Any statements in this press release about future expectations, plans and prospects for Opower represent Opower’s views as of the date of this press release. These forward-looking statements are subject to a number of risks, uncertainties and assumptions. While Opower may elect to update these statements at some point in the future, Opower specifically disclaims any obligation to do so.

Contacts

Opower Contact

Alex Kotran, 330-607-5589

alex.kotran@opower.com

or

Exelon Contact

Paul Elsberg, 312-394-4879

paul.elsberg@exeloncorp.com